                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                -----------------

                                  SCHEDULE 13G

                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                            (Amendment No. ______)(1)



                            Allos Therapeutics, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   019777 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               [ ]  Rule 13d-1(b)

               [ ]  Rule 13d-1(c)

               [x]  Rule 13d-1(d)


--------
        (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 019777 10 1               13G                        Page 2 of 7 Pages

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS  (ENTITIES ONLY)

        Johnson & Johnson                                             22-1024240
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a) [ ]
        (b) [ ]
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        New Jersey
--------------------------------------------------------------------------------

               5.     SOLE VOTING POWER                   0
NUMBER OF     ------------------------------------------------------------------
SHARES
BENEFICIALLY   6.     SHARED VOTING POWER                 2,198,387
OWNED BY
EACH          ------------------------------------------------------------------
REPORTING
PERSON WITH    7.     SOLE DISPOSITIVE POWER              0
--------------------------------------------------------------------------------

               8.     SHARED DISPOSITIVE POWER            2,198,387

--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

        2,198,387
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                       [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.6%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

        CO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 019777 10 1               13G                        Page 3 of 7 Pages

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS  (ENTITIES ONLY)

        Johnson & Johnson Development Corporation                     22-2007137
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a) [ ]
        (b) [ ]
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        New Jersey
--------------------------------------------------------------------------------

               5.     SOLE VOTING POWER                   0
NUMBER OF     ------------------------------------------------------------------
SHARES
BENEFICIALLY   6.     SHARED VOTING POWER                 2,198,387
OWNED BY
EACH          ------------------------------------------------------------------
REPORTING
PERSON WITH    7.     SOLE DISPOSITIVE POWER              0
--------------------------------------------------------------------------------

               8.     SHARED DISPOSITIVE POWER            2,198,387

--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

        2,198,387
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                 [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.6%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

        CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 019777 10 1                 13G                      Page 4 of 7 Pages

ITEM 1(a).         NAME OF ISSUER:

                   Allos Therapeutics, Inc.

ITEM 1(b).         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                   7000 North Broadway--Suite 400
                   Denver, CO  80221

ITEM 2(a).         NAME OF PERSON FILING:

                   Johnson & Johnson ("J&J")
                   Johnson & Johnson Development Corporation ("JJDC")

ITEM 2(b).         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                   One Johnson & Johnson Plaza
                   New Brunswick, NJ  08933

ITEM 2(c).         CITIZENSHIP:

                   J&J and JJDC are both New Jersey corporations

ITEM 2(d).         TITLE OF CLASS OF SECURITIES:

                   Common Stock, $.001 par value per share

ITEM 2(e).         CUSIP NUMBER:

                   019777 10 1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

        (a)        [ ]  Broker or dealer registered under Section 15 of the
                        Exchange Act.

        (b)        [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.

        (c)        [ ]  Insurance company as defined in Section 3(a)(19) of the
                        Exchange Act.

        (d)        [ ]  Investment company as defined in Section 8 of the
                        Investment Company Act.

        (e)        [ ]  An investment adviser in accordance with Rule
                        13d-1(b)(1)(ii)(E).

        (f)        [ ]  An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

CUSIP No. 019777 10 1                 13G                      Page 5 of 7 Pages

        (g)        [ ]  A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

        (h)        [ ]  A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act.

        (i)        [ ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

        (j)        [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                   N/A

ITEM 4.            OWNERSHIP:

        (a)        Amount beneficially owned:

                            J&J                                  2,198,387
                            JJDC                                 2,198,387

        (b)        Percent of class:

                            J&J                                  9.6%
                            JJDC                                 9.6%

        (c)        Number of shares as to which such person has:

                   (i)   Sole power to vote or to direct the vote:            0

                   (ii)  Shared power to vote or to direct the vote:

                            J&J                                  2,198,387
                            JJDC                                 2,198,387

                   (iii) Sole power to dispose or to direct the disposition of:
                                                                              0

                   (iv) Shared power to dispose or to direct the disposition of:

                            J&J                                  2,198,387
                            JJDC                                 2,198,387

ITEM 5.            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of a class of securities, check the following [ ].

          N/A

CUSIP No. 019777 10 1                 13G                      Page 6 of 7 Pages

ITEM 6.            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                   PERSON:

          N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                   COMPANY:

          N/A

ITEM 8.            IDENTIFICATION OF MEMBERS OF THE GROUP:

          N/A

ITEM 9.            NOTICE OF DISSOLUTION OF A GROUP:

          N/A

ITEM 10.           CERTIFICATION:

          N/A

CUSIP No. 019777 10 1                 13G                      Page 7 of 7 Pages


                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                              JOHNSON & JOHNSON

Dated:   February 14, 2001                    By   /s/ Michael H. Ullmann
      ---------------------                      -------------------------------
                                                 Name: Michael H. Ullmann
                                                 Title: Secretary



                                              JOHNSON & JOHNSON DEVELOPMENT
                                              CORPORATION

Dated:   February 14, 2001                    By   /s/ Eric B. Jung
      ---------------------                      -------------------------------
                                                 Name: Eric B. Jung
                                                 Title: Secretary